PDL BioPharma™



Second Quarter 2012 Financial Results Conference Call

August 2, 2012

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired revenue generating assets is uncertain and may not fulfill our revenue forecasts made at the time of execution;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire revenue related assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

PDL BioPharma

New Licensed Product: Perjeta

- ✓ **Approved**
  - ✓ June 8, 2012
- ✓ **Indication**
  - ✓ Pertuzumab + Herceptin + docetaxel for first line treatment of metastatic HER2+ breast cancer
  - ✓ Pertuzumab + Herceptin + docetaxel improved PFS by 6.1 months in first line treatment of HER2+ breast cancer patients compared to placebo + Herceptin + docetaxel (18.5 months v. 12.4 months, respectively)
  - ✓ On June 22, 2012, Genentech and Roche announced that Perjeta met the secondary endpoint of overall survival in its Phase 3 trial
- ✓ **Launched**
  - ✓ June 9, 2012
- ✓ **Price**
  - ✓ $5,900/month
- ✓ **Royalties**
  - ✓ Genentech and Roche have notified PDL that it is a licensed product
  - ✓ Royalties due beginning in 3Q12 on sales that occurred in 2Q12
  - ✓ Subject to tiered royalty scheme applicable to Avastin, Herceptin, Lucentis, and Xolair
- ✓ **Adjuvant Setting**
  - ✓ Phase 2 data showed patients on Perjeta, Herceptin and docetaxel in the adjuvant setting had a pathologic complete response or pCR of 45.8% compared to 29% for those HER2+ breast cancer patients receiving only Herceptin and docetaxel
  - ✓ Currently in Phase 3

PDL BioPharma

Revenue Generating Assets

▶ PDL's Current Revenues

- PDL is paid royalties by licensees of its Queen et al patents
- Last of Queen et al patents expire in December 2014
- PDL will continue to be paid royalties thereafter on product made before patent expiration and sold after patent expiration

▶ Investor Input: Dividends

- Investors have stated that they like the return generated by PDL's dividends
- They have also expressed concern that PDL may cease paying dividends
- Management has been evaluating new revenue generating assets
- Indifferent as to therapeutic area or whether structure is royalty, debt or hybrid
- Focus is on quality of revenue generating asset, likelihood of payment and return for PDL shareholders

Merus Credit Agreement

- **Purpose**
  - Proceeds used to purchase the European and Canadian rights to manufacture, market, and sell Emselex® /Enablex® (Darifenacin) extended release tablets from Novartis
- **Amount**
  - Initial amount: $35 million
  - Additional amount: $20 million Letter of Credit which Merus may draw on to pay remaining purchase price of $20 million
- **Maturity**
  - March 2015
- **Interest Rate**
  - 13.5% per annum on outstanding principal
  - 14.0% per annum if $20 million Letter of Credit is drawn beginning when drawn
- **Security**
  - All assets of Merus

Second Quarter 2012 Overview

	Quarter Ended June 30		Six Months Ended June 30	
	(In thousands, except per share amounts)			
	2012	2011	2012	2011
Royalty revenues	$ 125,904	$ 122,127	$ 203,248	$ 195,463
G&A Expenses	5,145	3,776	12,090	9,555
Operating income	120,759	118,351	191,158	195,908
Interest expense	(7,872)	(9,780)	(16,573)	(18,934)
Income before income taxes	113,315	107,962	175,103	176,540
Income tax expense	39,813	37,976	61,417	62,009
Net income	73,502	69,986	113,686	114,531
Net income per share - Basic	$0.53	$0.50	$0.81	$0.82
Net income per share - Diluted	$0.52	$0.38	$0.80	$0.63

	June 30, 2012	December 31, 2011
Cash, cash equivalents and investments	$229,333	$227,946
Total assets	$259,829	$269,471
Total debt carrying value	$327,505	$409,985

Convertible Note Conversion Rates

► In connection with the June 14, 2012 dividend payment, the conversion rates for our convertible notes increased as follows:

Convertible Notes	Conversion Rate per $1,000 Principal Amount	Approximate Conversion Price Per Common Share	Effective Date	Principal Balance Outstanding
May 2015 Notes	142.5217	$ 7.02	June 5, 2012	$ 155,250,000
Series 2012 Notes	162.885	$ 6.14	June 5, 2012	$ 179,000,000
February 2015 Notes	162.885	$ 6.14	June 8, 2012	$ 1,000,000



Question and Answer Session

